Exhibit 10c.

WESTVACO CORPORATION DEFERRED COMPENSATION PLAN

Article I

Purpose and General Provisions

  Section 1.1 Purpose of Plan. The purpose of the Plan is to provide the Company with a method of rewarding and retaining a select group of management and/or highly compensated employees by providing them with an opportunity to defer compensation and accumulate capital on a tax-deferred basis.

  Section 1.2 Definitions. The following terms shall have the meanings set forth below for purposes of the Plan.

  Account: a bookkeeping account for a Participant representing the Eligible Compensation that the Participant has elected to defer under the Plan, as adjusted to reflect earnings, losses, contributions and distributions in accordance with Articles III and IV of the Plan.

  Administration Committee: the Benefit Plans Administration Committee of the Company, or any successor thereto designated by the Chief Executive Officer of the Company to serve as the body charged with serving as such under the Plan.

  Beneficiary: in the case of any Participant who dies, the person or persons named on the most recent Beneficiary Election Form filed and not revoked by the Participant, in each case, in accordance with procedures established by the Administrative Committee or, if no such procedures have been established or the Participant has not properly filed any Beneficiary Election Form, the Participant's estate.

  Beneficiary Election Form: a form on which an Eligible Employee may name one or more Beneficiaries.

  Company: Westvaco Corporation, a Delaware corporation.

  Company Contributions: with respect to any Participant, amounts other than Eligible Compensation that are not otherwise payable to the Participant, which the Company chooses to credit to his or her Account, as set forth in Section 3.2(b).

  Contributions: Company Contributions and Deferred Compensation.

  Deferral Election: an election by an Eligible Employee to defer Eligible Compensation.

  Deferral Election Form: a form on which an Eligible Employee may make a Deferral Election.

  Deferred Compensation: an amount of Eligible Compensation that an Eligible Employee elects to defer under the Plan in accordance with the provision of the Plan.

  Distribution Deferred Election: an election by a Participant of the time(s) and manner in which he or she wishes to receive distributions from his or her Account.

  Distribution Election Form: a form on which a Participant may make a Deferral Distribution Election.

  Distribution Year: defined in Section 4.2.

  Eligible Compensation: with respect to any Eligible Employee, 100% of the Eligible Employee's annual base salary, 100% of the Eligible Employee's Incentive Compensation and any Special Eligible Compensation of the Eligible Employee.

  Election Form: a Beneficiary Election Form, Deferral Election Form, Distribution Election Form or Investment Election Form.

  Eligible Employee: any individual who is employed by the Company or any of its subsidiaries or affiliates and who is designated by the Administration Committee as eligible to participate in the Plan.

  Finance Committee: the Benefit Plans Finance Committee of the Company, or any successor thereto designated by the Chief Executive Officer of the Company to serve as the body charged with serving as such under the Plan.

  Forfeitable Contributions: defined in Section 3.2(b).

  Gross Misconduct: a Participant's Termination of Employment shall be considered to have occurred as a result of Gross Misconduct if it is so classified under the terms of the Westvaco Severance Pay Plan (regardless of whether the Participant is covered by that plan). If at any time while this Plan is in effect, the Westvaco Severance Pay Plan shall not be in effect or shall not contain a definition of "Gross Misconduct," then the Administrative Committee shall determine whether or nor not any Termination of Employment has is for Gross Misconduct.

  Incentive Compensation: all incentive compensation that is payable in cash.

  In-Service Distributions: defined in Section 4.2.

  Investment Election Form: a form on which a Participant may elect the Investment Funds in which his or her Account is to be deemed invested.

  Investment Funds: the various investments in which Participants may direct that their Accounts will be deemed invested.

  Participant: an Eligible Employee who has elected to defer Eligible Compensation under the Plan or to whose Account Company Contributions have been credited, who has filed all election forms and insurance consent forms that the Administration Committee may require, and who has a positive balance in his or her Account.

  Plan: the Westvaco Deferred Compensation Plan, as set forth herein.

  Plan Year: generally, the calendar year; provided, that the first Plan Year shall be the period from August 1, 2000 through December 31, 2000.

  Special Eligible Compensation: any compensation other than base salary and cash incentive compensation designated as Eligible Compensation by the Administration Committee.

  Termination Distribution: a distribution from a Participant's Account following the Participant's Termination of Employment.

  Termination of Employment: with respect to any Participant, the date on which the Participant ceases, for any reason, to be an employee of the Company or any of its subsidiaries or affiliates. Without limiting the generality of the foregoing, a Participant shall be deemed to have a Termination of Employment if the entity by which he or she is employed ceases to be a subsidiary or affiliate of the Company as a result of a sale, spinoff or other corporate transaction, unless the Administrative Committee determines otherwise.

  Withdrawal: defined in Section 4.5.

  Section 1.3     Administration. The Finance Committee shall be responsible for selecting the Investment Funds to be offered under the Plan from time to time, monitoring their performance and approving all funding arrangements that may be adopted for the Plan from time to time, including without limitation approving the terms of any trusts, directing the investment of trust assets, and appointing and removing trustees. The Administration Committee shall be responsible for administering the Plan in all other respects, including without limitation designating Eligible Employees, establishing rules and regulations for the operation of the Plan, preparing, distributing, collecting and administering Election Forms, and interpreting the Plan and all associated documentation (including without limitation Election Forms). The Finance Committee and the Administration Committee may delegate any or all of their respective responsibilities to one or more of their members or to appropriate employees of the Company. All actions and determinations of the Finance Committee and the Administration Committee within their respective areas of responsibility under the Plan shall be taken in their respective discretion, and shall be binding and conclusive on Participants and all other parties.

  Section 1.4     Unfunded Plan. The Plan is intended to be an unfunded plan providing deferred compensation to a select group of management or highly compensated employees. Participants are and shall at all times be general creditors of the Company with respect to their Account balances. If the Finance Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Account balances under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

  Section 1.5     Non-Transferability. None of the rights of Participants under the Plan or with respect to their Accounts shall be transferable, except as specifically provided in Section 4.4 in the event of a Participant's death. Without limiting the generality of the foregoing, no such rights and no Account shall be transferable pursuant to a domestic relations order.

Article II

Deferral Elections

  Section 2.1     Eligible Compensation. All Eligible Employees shall be provided with the opportunity to elect to defer part or all of their Eligible Compensation, subject to the limitation set forth below in Section 2.2. From time to time, the Administrative Committee may designate certain compensation earned by specified Eligible Employees as Special Eligible Compensation. The Administrative Committee need not allow all similarly situated individuals to defer the type of compensation designated as Special Eligible Compensation.

  Section 2.2     Limitation on Deferrals. Notwithstanding any other provision of the Plan, no Eligible Employee may defer Eligible Compensation to the extent that his or her non-deferred cash compensation is less than the sum of (i) the amounts required by applicable law to be withheld by his or her employer for taxes, including without limitation Social Security and Medicare taxes, and (ii) the amounts the Participant has elected to contribute to or is required to have withheld for or contributed to any other employee benefit plan, program or arrangement. To the extent that any Deferral Election Form calls for deferring amounts in excess of this limitation, the excess amount shall not be considered Deferred Compensation and shall not be deferred.

  Section 2.3     Deferral Election Forms. Deferral Election Forms shall be in such form, and shall be filed and revoked in such manner as the Administrative Committee shall from time to time determine. Without limiting the generality of the foregoing, the Administrative Committee may require a minimum amount of Deferred Compensation for any given Plan Year and may require that Deferred Compensation amounts be denominated in specified increments.

  Section 2.4     Time for Filing Deferral Election Forms.

      Special Eligible Compensation. Appendix A hereto provides for the elective deferral of certain cash compensation and the deadline for filing Deferral Election Forms with respect to such compensation. The deadline for filing Deferral Election Forms with respect to other Special Eligible Compensation shall be established by the Administrative Committee as appropriate from time to time.
      Base Salary Deferral Elections. Individuals who are Eligible Employees as of July 1, 2000 may file Deferral Elections to defer base salary that is earned during the initial Plan Year not later than July 31, 2000. An individual who becomes an Eligible Employee after July 30, 2000 may file an initial Deferral Election within 30 days after becoming an Eligible Employee, but such Deferral Election may only apply to base salary earned after it is filed. Subsequent Deferral Elections to defer base salary may be filed at such times as the Administrative Committee shall determine. Once filed, a Deferral Election with respect to base salary shall be effective for the Plan Year following the Plan Year during which it is filed (or in the case of a Deferral Election with respect to the initial Plan Year, for the initial Plan Year) and all subsequent Plan Years, until the Plan Year after the Plan Year (if any) during which the Participant files a new Deferral Election for base salary or revokes such Deferral Election.
      Incentive Corporation Compensation Deferral Elections. Deferral Elections to defer Incentive Compensation earned with respect to the initial Plan Year may be filed not later than July 31, 2000 by individuals who are eligible Employees as of July 1, 2000. Deferral Elections to defer Incentive Compensation earned with respect to any subsequent Plan Year may be filed at such times as the Administrative Committee shall determine by individuals who are Eligible employees as of such time. Deferral Elections to defer Incentive Compensation earned with respect to a Plan Year shall not apply to subsequent Plan Years.

Article III

Accounts and Investments

  Section 3.1 Establishment and Maintenance of Account. The Administrative Committee shall cause the Company to establish and maintain an Account for each Participant. A Participant's Account shall be credited and debited from time to time as provided in Section 3.2, adjusted for investment experience from time to time as provided in Section 3.3, and debited for amounts distributed in accordance with Article IV.

  Section 3.2 Contributions to Accounts.

      Elective Deferrals. A Participant's Account shall be credited from time to time with his or her Deferred Compensation, in each case on the fifth business day after the day on which such Deferred Compensation would otherwise be paid to him or her.
      Company Contributions. A Participant's Account may be credited at any time, or from time to time, with Company Contributions. Company Contributions may be made subject to forfeiture if specified conditions are not met ("Forfeitable Contributions"). Each Forfeitable Contribution shall be segregated in a subaccount of the Participant's Account and the earnings and losses thereon credited and debited to that subaccount. Whenever a Forfeitable Contribution is forfeited, in whole or in part, because of a failure by the Participant to meet the conditions for it to vest, the appropriate amount in the appropriate subaccount shall be debited from the Participant's Account and such subaccount. If the Forfeitable Contribution is completely forfeited, the appropriate subaccount shall be eliminated.

Section 3.3 Earnings and Losses on Accounts.

      Investment Elections. Participants shall be afforded the opportunity to file Investment Election Forms specifying the manner in which their Accounts shall be deemed invested in the Investment Funds that are offered from time to time. The Administrative Committee shall establish the procedures for such elections, including without limitation the intervals at which Participants may change their elections and the degree (if any) to which they may make different elections for different categories of Contributions. The filing of any Investment Election Form shall not limit the ability of the Finance Committee or the Company to eliminate or add Investment Funds at any time and from time to time.
      Adjustment of Accounts. The Administrative Committee shall cause Participants' Accounts to be adjusted upwards or downwards, at such intervals as it may from time to time determine, to reflect the net investment return (whether positive or negative) of the Investment Funds in which they are invested; provided, that no Account may at any time have a balance less than zero.

  Section 3.4 Reports. The Administrative Committee shall provide, or cause to be provided, to each Participant at regular intervals, but at least annually, a statement of his or her Account balance and the activity therein since the date of the last such statement.

Article IV

Distributions

  Section 4.1 Distribution Election Forms. Participants shall be afforded the opportunity to file Distribution Election Forms specifying the time and manner in which their Accounts will normally be distributed, subject to the provisions of this Article IV. The Administrative Committee shall establish the procedures for such elections, including without limitation the intervals at which Participants may change their Distribution Elections and the degree (if any) to which they may make different elections for different categories of Contributions; provided, that in no event may any change to a Distribution Election be effective within one year after the date on which the new or changed Form is filed by the Participant.

  Section 4.2 In-Service Distributions: (a) The Administrative Committee may permit Participants to elect to have specific portions of their Accounts distributed before Termination of Employment ("In-Service Distributions"), subject to the limitations set forth in this Section 4.2. Each In-Service Distribution shall pertain to the entire amount deferred pursuant to a single Deferral Election, and shall be elected on a Distribution Election Form filed together with the related Deferral Election Form; provided, that an election to receive an In-Service Distribution of base salary shall apply only to the base salary earned in a single Plan Year, and must be filed by December 15 of the preceding Plan Year. Such amount shall be segregated in a separate sub-account of the Participant's Account, to be separately adjusted to reflect earnings and losses thereon pursuant to Section 3.3. Each Distribution Election Form calling for an In-Service Distribution shall specify the calendar year in which the balance of such sub-account shall be distributed or begin to be distributed (the "Distribution Year"), and the number of annual installments, up to five, to be made. In no event may the Distribution Year for an In-Service Distribution be earlier than the third calendar year following the Plan Year in which the relevant Deferred Compensation is earned. All In-Service Distributions shall be made in January of the applicable Distribution Year and, if applicable, subsequent years. Notwithstanding the foregoing, if the balance in any sub-account is $25,000 or less as of any January when an In-Service Distribution from that sub-account is to be made, the entire balance of that sub-account shall be distributed in a single lump sum.

(b)    Once made, an election to receive an In-Service Distribution may be amended, subject to Section 4.1 and the following restrictions. An In-Service Distribution may not be accelerated, but only postponed, and such postponement must be for at least two additional calendar years. Moreover, an In-Service Distribution Election with respect to any specific sub-account may not be postponed more than twice without the express consent of the Administrative Committee.

Section 4.3 Termination of Employment. Notwithstanding any election by a Participant to receive In-Service Distributions, the balance in the Participant's Account shall be paid, or begin to be paid, on the earliest practicable date following the end of the calendar quarter in which the Participant experiences a Termination of Employment for any reason. Termination Distributions shall be made either in a single lump sum, or, if so elected by the Participant on a Distribution Election Form, in quarterly installments over a specified period of five, ten or fifteen years. Notwithstanding the foregoing, an Account shall be distributed in a single lump sum if (i) the Participant's Termination of Employment is voluntary on the part of the Participant at a time when the Participant is not at least 55 years old, or is for Gross Misconduct, or (ii) the balance in the Participant's Account at the time of Termination of Employment is not more than $25,000.

Section 4.4 Death. Notwithstanding any other provision of the Plan, upon the death of a Participant, the remaining balance in the Participant's Account shall be distributed in a single lump sum to the Participant's Beneficiary or Beneficiaries, as soon as reasonably practicable.

Section 4.5 Special Distributions. Upon request of a Participant, the Participant shall receive a special lump-sum distribution (a "Withdrawal") of all or a portion of his or her Account as set forth in this Section 4.5, subject to the limitations forth below.

(a)    Hardship Withdrawals. If the Administrative Committee determines, in accordance with such procedures as it may establish from time to time, that the Participant has experienced an unforeseeable financial hardship as a result of the illness or accidental injury of the Participant or a dependent of the Participant, a casualty loss of property not fully covered by insurance, or other similar financial hardship caused by unforeseeable circumstances beyond the control of the Participant, then the Administrative Committee (i) shall cancel any Deferral Elections previously filed by the Participant with respect to compensation to be earned after the Administrative Committee makes its determination, and (ii) may approve a distribution from the Participant's Account, but only to the extent necessary to alleviate the financial hardship after taking into account the effect of the foregoing cancellation of Deferral Elections. A Participant who receives a Withdrawal pursuant to this Section 4.5(a) shall not be permitted to file any further Deferral Election Forms with respect to the Plan Year in which such Withdrawal occurs.

(b)    Voluntary Withdrawals. A Participant who does not qualify for a Withdrawal pursuant to Section 4.5(a) may elect to receive a Withdrawal of all or any portion of his or her Account Balance; provided, however, that 10% of the amount elected to be withdrawn shall be forfeited. If a Participant receives a Withdrawal pursuant to this Section 4.5(b): (i) any Deferral Elections previously filed by the Participant with respect to compensation to be earned after the Withdrawal shall be cancelled; and (ii) the Participant shall not be permitted to file any further Deferral Election Forms with respect to any Plan Year before the second Plan Year that begins after the Plan Year in which such Withdrawal occurs.

Article V

Amendment and Termination of Plan

The Plan may be amended or terminated at any time by resolution of the Board of Directors of the Company; provided, that no such amendment or termination may reduce the balance of any Participant's Account, change the requirements for vesting of any unvested portion of any Participant's Account, or change the timing of distributions from any Participant's Account, without the consent of the affected Participant.